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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:        CCMA Select Investment Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):
             190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603

Telephone Number (including area code):   (312) 444-6200

Name and address of agent for service of process: Douglas D. Peabody, CCM Advisors, LLC, 190 South LaSalle Street, Suite 2800, Chicago, Illinois 60603, with copies to Alan Goldberg, Bell, Boyd & Lloyd LLC, Three First National Plaza, Suite 3300, Chicago, Illinois 60602

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
         |X| Yes       | | No

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on July 18, 2001.

                                             CCMA Select Investment Trust

                                             By: /s/ Douglas D. Peabody
                                                 ----------------------
                                                 Douglas D. Peabody
                                                 Sole Trustee


Attest:   /s/
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